Exhibit 4.3


              OFFSHORE DEBENTURE SECURITIES SUBSCRIPTION AGREEMENT

This Offshore Debenture Securities Subscription Agreement is executed in reliance upon the transaction exemption afforded by Regulation S ("Regulation S") as promulgated by the Securities and Exchange Commission ("SEC"), under the Securities Act of 1933, as amended ("1933 ACT").

This Agreement has been executed by the undersigned in connection with the private placement of Seven(7) percent convertible Debentures of

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                         444 MADISON AVENUE, STE. 3203
                               NEW YORK, NY 10022

National Association of Securities Dealers Automated Quotation System Symbol ("AIPN") a corporation organized under the laws of Nevada, United States of America (hereinafter referred to as the "ISSUER")

The undersigned

NAME:
ADDRESS:


a Corporation organized under the laws of United Arab Emirates a non USA Jurisdiction (hereinafter referred to as the "HOLDER"), hereby represents and warrants to, and agrees with ISSUER as follows:

1.     Agreement to Subscribe; Purchase Price.
              a. The undersigned hereby subscribes for and agrees to purchase that number of the ISSUER'S 7% Convertible Debentures convertible into shares of Common Stock; $.08 par value per share (the "Shares") of the ISSUER, substantially in form of the Debenture attached hereto as Form of Debenture (singly a "Debenture", and collectively the "Debenture") at par value. (The Debentures and the Shares into which they are convertible are collectively referred to as the "Securities")

              b. Form of Payment. HOLDER shall receive Two Million United States Dollars (US $2,000,000.00) face amount of the Issuers Debentures of the total consideration of One Million Five Hundred Thousand US Dollars (US$1,500,000.00), payable by wire transfer in United States Dollars on or before January 31, 1997 into the account as follows:

              First Union Special Account
              Sutherland Asbill & Brennan
              Atlanta, GA
              ABA #061000227
              Account #: 2080000365174
              Include: Originators Name


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              Notify: Laurie Brown of Sutherland Asbill & Brennan (404) 853-8624


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2.     HOLDER Representations; Access to Information; Independent Investigation.

              a. Offshore Transaction, HOLDER represents and warrants to ISSUER as follows:

              (i) Neither the HOLDER or any person or entity for whom the HOLDER is acting as fiduciary is a U.S. person, meaning any one of the following:

              (1) any natural person resident in the United States of America;

              (2) any partnership or corporation organized or incorporated under the laws of the United States;

              (3) any estate of which any executor or administrator is a U.S. person;

              (4)     any trust of which any trustee is a U.S. person;

              (5) any agency or branch of a foreign entity located in the United States;

              (6) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

              (7) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

              (8)     any partnership or corporation if:

                                   (A) organized or incorporated under the laws of any foreign jurisdiction; and

                                   (B) formed by a U.S. person, principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned by an accredited investors (as defined in Rule 501(a) under the 1933 Securities Act) who are not natural persons, estates or trusts (whenever such term is used herein, it shall have the meaning given in Regulation S);

              (ii) At the time the buy order was originated, HOLDER was outside the United States and is outside of the United States as of the date of the execution and delivery of this Agreement; no offer to purchase the Securities was made in the United States.

              (iii) HOLDER is purchasing the Securities for its own account or for the account of beneficiaries each of whom has entered into an Offshore Debenture Securities Subscription Agreement with the


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              HOLDER in a form  similar to this  Agreement  with the effect such that all representations, warranties and agreements herein were made directly by such beneficiary.


              (iv) Each distributor participating in the offering of the Debentures to the HOLDER, if any, has agreed in writing that all offers and sales of the Securities prior to the expiration of a period commencing on the date of the closing of the offering of the Debentures and ending 40 days thereafter (the "Restricted Period") shall only be made in compliance with the safe harbor contained in Regulation S, pursuant to registration of Securities under the 1933 Act or pursuant to an exemption from registration.

              (v) HOLDER represents and warrants and hereby agrees that all offers and sales of the Securities prior to the expiration of the Restricted Period or thereafter shall only be made in compliance with the safe harbor contained in Regulation S, pursuant to registration of Securities under the 1933 Act or pursuant to an exemption from registration, and all offers and sales after the Restricted Period shall be made only pursuant to such a registration or to such exemption from registration.

              (vi) All offering documents received by HOLDER include statements to the effect that the Debentures and the Shares have not been registered under the 1933 Act and may not be offered or sold in the United States or to U.S. person or for the account or benefit of a U.S. person (other than distributors as defined in Regulation
              S) during the Restricted Period or thereafter, unless the Securities are registered under the 1933 Act or an exemption from the registration requirements is available.

              (vii) HOLDER acknowledges that the purchase of the Securities involves a high degree of risk and further acknowledges that it can bear the economic risk of the purchase of the Securities, including the total loss of its investment. HOLDER acknowledges that it has obtained the advice of competent legal counsel in its domicile jurisdiction that it is qualified under the laws of its domicile to purchase the Securities offered hereunder and that the offer and sale of said Securities will not violate the laws of its domicile jurisdiction.

              (viii) HOLDER understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of Federal and State securities laws and that the ISSUER is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of HOLDER set forth herein in order to determine the applicability of such exemptions and the suitability of HOLDER to acquire the Debentures.

              (ix) HOLDER is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of its investment in the Securities, and to make an informed decision

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              relating thereto.

              (x) In evaluating its investment in the Securities, HOLDER has consulted its own investment and/or legal and/or tax advisors.

              (xi) HOLDER understands that in the view of the SEC the statutory basis for the exemption claimed for this transaction would not be present if the offering of Securities, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the 1933 ACT. HOLDER is acquiring the Securities for investment purposes and has no present intention to sell the Securities in the United States or to a U.S. person or for the account or benefit of a U.S. person.

              (xii) HOLDER represents and warrants that neither it nor any of its affiliates will directly or indirectly maintain any short position in Securities of the ISSUER from closing through the applicable Conversion Dates.

IF HOLDER is purchasing the Securities subscribed for hereby in representative or fiduciary capacity, the Holder warrants that the representation and warranties in this Offshore Securities Subscription Agreement have been obtained from the person or persons for whom HOLDER is so purchasing and the HOLDER warrants them to be true. Furthermore the HOLDER shall provide the Issuer with Holder representation letter upon each Conversion, if required by the ISSUER.

The foregoing representations and warranties are true and accurate as of the date hereof, shall be true and accurate of the date of the acceptance by the ISSUER of HOLDER'S subscription, and shall survive thereafter. If HOLDER has knowledge, prior to the acceptance of its Offshore Debenture Securities Subscription Agreement by the ISSUER, that any such representations or warranties shall not be true and accurate in any respect, the HOLDER, prior to such acceptance, will give written notice of such fact to the ISSUER specifying which representations and warranties are not true and accurate and the reason thereof.

              b. Current Public Information. HOLDER acknowledges that HOLDER has been furnished with or has acquired copies of the Company's most recent Annual Report on Form 10-K and any Form 10-Q filed thereafter (collectively the "SEC Filings"), and other publicly available documents (other than the exhibits to such filings and Issuers filings on Form 8-K).

              c. Independent Investigation; Access, HOLDER acknowledges that HOLDER in making the decision to purchase the Securities subscribed for, has relied upon the representations, warranties and covenants of the ISSUER contained herein and upon independent investigations made by it and it's representatives, if any and HOLDER and such representatives, if any, have prior to any sale to it, been given access and the opportunity to examine all material books and records of the ISSUER, all material contracts and documents relating to this offering and an opportunity to ask questions of, and to receive answers from ISSUER or any person acting on its


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              behalf  concerning  the terms  and  conditions  of this  offering.
              HOLDER and its advisors, if any, have been furnished with access to all publicly available materials relating to the offer and sale of the Securities which have been required.

              d. No Governmental Recommendation or Approval. HOLDER understands that no federal or state agency has made or will make any findings or determination relating to the fairness for public investment in the Securities, or has passed or made, or will pass on or make, any recommendation or endorsement of the Securities.

              e. Entity Purchase. If HOLDER is a partnership, corporation or trust, the person executing this Offshore Securities Subscription Agreement on its behalf represents and warrants that:

                    (i) He or she has made due inquiry to determine the truthfulness of the representation and warranties made pursuant to this Offshore Securities Subscription agreement.

                    (ii) He or she is duly authorized (if the undersigned is a trust, by the trust agreement) to make this investment and to enter into and execute this Offshore Securities Subscription Agreement on behalf of such entity.

3. ISSUER Representations. ISSUER represents and warrants to the HOLDER as follows:

              a. Reporting Company Status. ISSUER is a reporting issuer as defined by Rule 092 of Regulation S, and is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified as a foreign corporation in all jurisdictions where the failure to so qualify would have a material adverse effect ont he ISSUER. The ISSUER has registered its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Common Stock is listed and traded on the National Association of Securities Dealers Automated Quotation System (the "NASDAQ Stock Market").

              b. Offshore Transaction. ISSUER has not offered these Securities to any person in the United States or to any U.S. person or for the account or benefit of any U.S. person.

              c. No Directed Selling Efforts. In regard to this transaction, ISSUER has not conducted any "directed selling efforts" as that term is defined in Rule 902 of Regulation S, nor has ISSUER conducted any general solicitation relating to the offer and sale of the Securities to U.S. person resident within the United States or elsewhere.

              d. Securities. The issuance, sale and delivery of the Debenture and the shares of the Common Stock issuable upon conversion hereof have been duly authorized by all requisite proper corporate action on the part of the ISSUER and its Stockholders and are within the
              ISSUERS corporate powers.   The Debentures, when executed and
              delivered pursuant to their terms hereof and after receipt of payment thereafter will be legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

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              The Shares,  when issued and delivered  following  the  conversion thereof, pursuant to the Debentures, will be duly and validly authorized and issued, fully paid and non-assessable and will not subject the holders thereof to any liability by reason of being such holders.

              e. Offshore Securities Subscription Agreement. The Offshore Securities Subscription Agreement has been duly authorized, validly executed and delivered on behalf of the ISSUER and is a valid and binding agreement in accordance with its terms except as limited by applicable bankruptcy, or other similar laws affecting creditors rights.

              f. Non-contravention. The execution and delivery of the Offshore Securities Subscription Agreement and the consummation of the issuance of the Securities and the transactions contemplated by the Subscription Agreement do not and will not conflict with or result in a breach by the ISSUER of any of the terms or provisions, of, or constitute a default under, the certificate of incorporation or by-laws of the ISSUER, or any indenture, mortgage, deed of trust, or other material agreement or instrument to which the ISSUER is a party or by which it or any of its properties or assets are bound, or any existing applicable law, rule, or regulation or any applicable decrees judgement or order of any court, Federal or State regulatory body, administrative agency or other governmental body having jurisdiction over the ISSUER or any of its properties or assets.

              g. Filings. ISSUER undertakes and agrees pursuant to the sale of its Securities under Regulation S, to make all necessary filings in connection with the sale of its securities as required by the laws and regulation of all appropriate jurisdictions.

              h. SEC Filings. ISSUER has previously delivered to Holder copies of (i) its Form 10-K for the fiscal year ended 12/31/95, (ii) its Form 10-Q for the three (3) month period ended 8/31/96 and (iii) all Form 8-Ks filed with the SEC after 9/30/96 and prior to the date of this Subscription Agreement. Each such filing was timely filed with the SEC, and did not at the time it was filed, contain any misstatement of material or an omission of a material fact required to be stated therein necessary to make the statements therein not misleading as of the time such document was filed. As of their respective dates, such reports compiled in all material respects with applicable requirements of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). Since the date of the latest Form 10-Q of the ISSUER date 9/30/96, (i) ISSUER has conducted its business in the ordinary, regular course, (ii) there has been no change in the financial condition of ISSUER which has had a material adverse effect, or any event, condition or state of facts, the occurrence of which has had, or could have, material or adverse effect on the business, properties, assets conditions (financial or otherwise) results of operations or prospects of the Issuer and, (iii) except in the ordinary, regular course of its

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              business,  ISSUER has not made any  dispositions  of any  material assets, borrowed any funds, absolute or contingent, or paid, discharged or satisfied any claim, liability or obligation except as herein set forth. As of September 30, 1996, 34,450,000 shares of Common Stock of the Issuers are issued and outstanding.

              j. Opinion of Counsel. The Holder shall, upon the purchase of the Debentures, receive an opinion letter from the Issuers counsel to the effect that (i) the Issuer is duly incorporated and validly existing; (ii) this Subscription Agreement, the issuance of this Debenture and the issuance of Common Stock upon conversion of this Debenture have been approved and duly authorized by all required corporate action, and that all such securities, upon delivery, shall be validly issued and outstanding, fully paid and non-assessable.

              k. S-3 Eligibility. ISSUER has filed all materials required to be filed pursuant to all applicable reporting obligations under either Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve (12) months immediately preceding the offer and sale of the Debentures, ISSUER currently meets the eligibility requirements of the Commission with respect to the use of the Form S-3 for the filing of a resale registration statement with the SEC.

              l. Litigation. Except as disclosed in the ISSUERS filings with the Commission referred to above, there is no action, suit or preceding before or by an court or governmental agency or body, foreign or domestic, now prevailing or to the knowledge of the ISSUER, threatened against or affecting the ISSUER, or any of its properties, which might result in any material adverse change in the condition (financial or otherwise) or in the earnings, business affairs or business prospects of the ISSUER.

              m. No Default. Except as disclosed in the ISSUERS filings with the Commission referred to above, ISSUER is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or any other instrument or agreements to which it or its property might be bound.

              n. Full Disclosure. There is no fact known to the ISSUER (other than general economic conditions known to the public generally) that has not been disclosed to the HOLDER in writing that (i) could reasonably be expected to have a material adverse effect on the conditions (financial or otherwise) or in the earnings, business affairs or business prospects, properties or assets of the ISSUER or (ii) could reasonably be expected to have a material adverse effect on the ability of the ISSUER to perform its obligations pursuant to this Agreement.

4. Covenants of the ISSUER. For so long as any Debentures held by HOLDER remain outstanding, the ISSUER covenants and agrees with the HOLDER that:

                    (a) ISSUER will maintain the listing of its Common Stock on the NASDAQ Stock Market;

                    (b) Except as expressly set forth in Section 7 below, ISSUER will not issue stop transfer instructions to its transfer agent and will not place a restrictive legend on the shares of Common stock issuable upon conversion of the Debentures;

                    (c) ISSUER will reserve from its authorized shares of Common Stock a sufficient number of shares to permit conversion in full of all outstanding Debentures and,

                    (d) ISSUER will not enter into any transaction with "affiliates" (as such term is defined in the exchange act) on terms which vary from the terms that could be obtained in an arms length transaction.

5. Expiration of Restricted Period. The transaction restriction in connection with this offshore offer and sale restrict the HOLDER from offering and selling to U.S. persons or for the account or benefit of a U.S. person for a forty (40) day period. The rules do not require the placement of such a restrictive legend on the share certificate issued pursuant to conversion of the Debenture. Rule 903(c)(2) governs the forty(40) day transaction restriction. Title to the Securities may be transferred by HOLDERS to other Non United States persons or entities in accordance with Regulation S.

6. Exemption; Reliance on Representations. HOLDER understands that the offer and sale of the Securities is not being registered under the 1933 Act. ISSUER is relying on the rules governing offers and sales made outside the United States pursuant to Regulation S. Rules 901 through 903 of Regulation S govern this transaction. ISSUER acknowledges that the HOLDER may resell the Securities without violation of United States law, provided all offers and sales by HOLDERS are made in accordance with Rule 904 of Regulation S, pursuant to Registration under the 1933 Act or an available exemption under the 1933 Act, and this agreement.

7.     Transfer Agent Instructions.

              a. Debentures. Upon the conversion of the Debentures, the HOLDER thereof shall submit such Debentures to the ISSUER, and ISSUER shall, instruct ISSUER'S Transfer Agent to issue one or more certificates within Three (3) New York Stock Exchange trading days (the "Deadline"), representing that number of shares of Common Stock into which the Debenture or Debentures are convertible in accordance with the provisions regarding conversion set forth in the Debentures. If ISSUER fails for any reason to effect the delivery of such shares of Common Stock before the Deadline, HOLDER will be entitled, but not obligated to revoke the relevant Notice of Conversion by delivering a notice to such effect to ISSUER whereby ISSUER and HOLDER shall be restored to their original position immediately preceding the delivery of such Notice of Conversion. Notwithstanding the forgoing, if the ISSUER fails to deliver the Common Shares by the Fifth New York Stock Exchange trading day from the date of Conversion (the "Penalty Date"), the HOLDER shall receive, in cash, Twenty-Five Hundred ($2,500.00) US Dollars per day for each day the delivery of the Shares occurs past the Penalty Date.

              b. No Legends on Certificates. Upon conversion of any Debenture ISSUER'S Transfer Agent will be instructed to issue one or more share certificates representing Shares without restrictive legend in the names of Holder to be specified prior to conversion in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion. ISSUER further warrants that no stop transfer instructions other than a stop transfer for the Debentures for (40) days to U.S. persons have been given or will be given to the Transfer Agent and that the Shares, when issued upon conversion after the expiration of the Forty (40) Day Transaction Restriction Period applicable to the Debentures in accordance with the terms of the Debenture, shall be freely transferable on the books and records of the ISSUER subject to compliance with applicable securities laws, including, without limitation, Rule 904 of Regulation S.

              c. Removal of Stop Transfer. Upon the fortieth (40) day after closing of the issuance of the Debentures, the ISSUER agrees to cause the stop transfer instruction, if any, to be removed from the Debentures and the Shares forthwith in accordance with and to the extent permitted by the Conversion Dates of the Debenture. ISSUER agrees to accept a HOLDER Notice of Conversion from the HOLDER in the form of Exhibit '1' attached hereto and incorporated herein by reference, as sole and sufficient evidence that the HOLDER has complied with applicable securities laws and upon receipt of such Notice of Conversion shall promptly instruct the Transfer Agent to issue the Shares to the Holder as per clauses
              (a) and (c) above, provided however that, ISSUER shall not be required to deliver such instruction if it knows, or reasonably believes, any of the representation made in the Notice of Conversion.

8. Indemnification. Each of the ISSUER and the HOLDER agrees to indemnify and to hold the other harmless from and against any and all losses, damages, liabilities, costs and expenses which the other may sustain or incur in connection with the breech by the indemnifying party of any representation, warranty or covenant made by this agreement.

9. Notices. All notices, requests, demands and other communications provided for herein (collectively "Notices") shall be in writing. All Notices shall be sent by hand delivery, U.S. mail with return receipt requested, overnight courier, or facsimile with all delivery charges prepaid. All notices will be effective when received by the addressee as indicated by the return receipt or on the facsimile. All Notices shall be delivered to the applicable party at the addresses indicated below:

              ISSUER:
              American International Petroleum Corporation
              444 Madison Avenue, Ste. 3203
              New York, NY 10022
              Telephone:  (212) 688-3333
              Facsimile:  (212) 688-6657
              Attn:  Denis J. Fitzpatrick

              HOLDER:




10. Closing Date. This agreement shall be effective from, and the Debentures shall be dated as of the date of Closing by the HOLDER. The date of this issuance of the Debentures shall be no later five (5) New York Stock Exchange Trading Days after acceptance thereof or such other mutually agreed to time. Closing shall be effected through delivery of funds and certificates to Designated Escrow Agent in accordance with the terms of the Convertible Debenture Escrow Agreement dated January 29, 1997 among the ISSUER, HOLDER and the Escrow Agent named therein (the "Escrow Agreement"). HOLDER shall forthwith deliver the necessary funds as indicated in Paragraph 1.

11.    Conditions to the Company's Obligation to Sell.

                    a. ISSUER'S Right to Reject. ISSUER shall have the right to reject any given Offshore Debenture Securities Subscription Agreement which is rendered to the ISSUER, but only for the reason that the ISSUER reasonably believes any representations and warranties of such HOLDER to be untrue, and in such event ISSUER shall provide HOLDER written notice of such rejection and the reason therefore and shall provide reasonable opportunity for a response to such stated reason. HOLDER understands that ISSUER's obligation to sell the Debentures is conditioned upon:

                              (i) The receipt and acceptance by ISSUER of duly executed copy of this Offshore Securities Subscription Agreement for all of the Securities is evidenced by execution of this subscription agreement by the ISSUER or ISSUER'S duly authorized agent. In the absence of a written acknowledgement of this Agreement by the ISSUER, the delivery of Debenture Certificates to the Designated Escrow Account, as identified in the Escrow Agreement, and/or the transfer of funds to the ISSUER shall be deemed to the constructive acceptance of this Offshore Debenture Securities Subscription Agreement. HOLDER understands this Offshore Debenture Securities Subscription Agreement is irrevocable.

                              (ii) Delivery into the designated Escrow account by HOLDER of good funds as payment in full for the purchase of the Securities, and all fees and commissions.

12. Conditions to HOLDER'S Obligation to Purchase. ISSUER understands that HOLDER'S obligation to purchase the Debentures is conditioned upon delivery of the Debenture as described herein, the representations and warranties of the ISSUER made herein being true and correct in all material respects as of the date hereof as if made on such date and the absence of any event or circumstance that could reasonably be expected to have a material adverse effect on the business, financial, business prospects or other condition of the ISSUER, or the market price of the ISSUER'S Common Stock, or in any such event as determined by the HOLDER in its reasonable discretion, provided, that upon delivery of the Debenture against payment thereof, such purchase shall be final.

13.    Governing Law.   This  agreement shall be governed by and construed under
the laws of the State of Nevada without regard to conflict law.

14. Entire Agreement. This Offshore Securities Subscription Agreement constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and supersedes any and all prior or contemporaneous representations, warranties, agreements and understanding in connection therewith. This Offshore Securities Subscription Agreement may be amended only by a writing executed by all parties hereto. This agreement may be executed in counterparts and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

15.    Full Name and Address of HOLDER for Registration Purposes:

NAME:

ADDRESS:

TEL NO.:

FAX NO.:

CONTACT: NAME:____________________________

16.    Delivery Instructions: (if different from Registration Name):

NAME:         ___________________________________________

ADDRESS:            _____________________________________

                    -------------------------------------

                    -------------------------------------

TEL NO.:            ____________________

FAX NO.:            ___________________

CONTACT NAME:                 ________________________________

SPECIAL INSTRUCTIONS: ____________________________________________________

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

IN WITNESS WHEREOF, this Offshore Securities Subscription Agreement was duly executed on the date first written below. This Agreement must be accepted by the ISSUER no later than 5:00 p.m. Eastern Time, on the third New York Stock Exchange Trading day after the date of execution by the HOLDER or it shall be deemed to be null and void.

Dated this ________ day of the month of ___________, 1997.

NAME:
BY:    ________________________________________________
                  Official Signature of HOLDER

NAME (PRINTED):________________________________________
TITLE:__________________________
COUNTY OF EXECUTION:___________________________________

Accepted this 30th day of the month of January, 1997.

AMERICAN INTERNATIONAL PETROLEUM CORPORATION

BY:_____________________________________________________
              Official Signatory of ISSUER

NAME (PRINTED):             Denis J. Fitzpatrick
TITLE:                         Vice President

IN WITNESS WHEREOF, this Offshore Securities Subscription Agreement was duly executed on the date first written below. This Agreement must be accepted by ISSUER no later than 5:00 p.m. Eastern Time, on the third New York Stock Exchange Trading day after the date of execution by the HOLDER or it shall be deemed to be null and void.



Dated this ________ day of the month of ___________, 1997.

NAME:
BY:    ________________________________________________
                Official Signature of HOLDER

NAME (PRINTED):________________________________________
TITLE:__________________________
COUNTY OF EXECUTION:___________________________________

Accepted this 30th day of the month of January, 1997.

AMERICAN INTERNATIONAL PETROLEUM CORPORATION

BY:_____________________________________________________
                Official Signatory of ISSUER

NAME (PRINTED):             Denis J. Fitzpatrick
TITLE:                         Vice President